BCS/CD 510 (Rev. 12/05)
MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY)

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RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following restated articles of incorporation:

1. The present name of the corporation is: Lotus Bancorp, Inc.

2. The identification number assigned by the Bureau is: 42127D

3. All former names of the corporation are: De Novo Holdings, Inc. and City Central Bancorp, Inc.

4. The date of filing the original articles of incorporation was: October 27, 2004.

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The following restated articles of incorporation supersede the articles of incorporation and shall be the articles of incorporation for the corporation:

ARTICLE I

The name of the corporation is Lotus Bancorp, Inc.

ARTICLE II

The corporation is organized for the purpose of engaging in any lawful business permitted by the Business Corporation Act of Michigan, as it exists on the date hereof and as it may be amended from time to time hereafter.

ARTICLE III

The total number of shares of all classes of the capital stock which the corporation has authority to issue is 8,000,000, which shall be divided into a class of 7,500,000 shares of common stock and a class of 500,000 shares of preferred stock.

Preferred Stock

Subject to the limitations and restrictions set forth in this Article III, the board of directors is authorized and empowered at any time, and from time to time, to designate and issue any authorized and unissued preferred stock (whether or not previously designated as shares of a particular series, and including preferred stock of any series issued and thereafter acquired by the corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of preferred stock may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of preferred stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All preferred stock of any one series shall be alike in every particular.

The rights, qualifications, limitations or restrictions of each series of preferred stock shall be as stated and expressed in the resolution or resolutions adopted by the board of directors which provides for the issuance of such series, which resolutions shall determine, fix or alter the following:

(1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(2) The rate of the annual dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;

(3) The amount per share, if any, which the holders of preferred stock of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the corporation; or (c) upon the involuntary liquidation, dissolution or winding up of the corporation;

(4) The conversion or exchange rights, if any, of such series, including without limitation, the price or prices, rate or rates, provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which preferred stock constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;

(5) Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

(6) Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(7) The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger, share exchange or other transaction of the corporation, or upon any other matter, including (without limitation) the elections of one or more additional directors of the corporation in case of dividend arrearage or other specified events;

(8) Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions as to issuance or as to the power, preferences or rights of any such other series; and

(9) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these articles of incorporation.

Common Stock

No shares of common stock shall be entitled to any preferences, and each share of common stock shall be equal to every other share of such class of stock in every respect.

After payment or declaration of full cumulative dividends on all shares having priority over the common stock as to dividends, and after making all sinking or retirement fund payments on all series of preferred stock and on any other stock of the corporation ranking as to dividends or assets prior to the common stock providing for the same, dividends on the common stock may be declared and paid, but only when and as determined by the board of directors.

On any dissolution, liquidation or winding up of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the common stock the full preferential amounts to which they are respectively entitled, the holders of the common stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

At all meetings of shareholders of the corporation, the holders of the common stock shall be entitled to one vote for each share of common stock held by them of record.

General Provisions

No shareholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

ARTICLE IV

The address and the mailing address of the registered office of the corporation is 295 Saddlewood Road, West Bloomfield, Michigan 48324.

The name of the resident agent at the registered office is Satish Jasti.

ARTICLE V

When a compromise or arrangement or a plan or reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number, and representing three-fourths in value of claims, of the creditors or class of creditors, or if the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization representing three-fourths of such shares, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

The corporation shall, to the fullest extent permitted by the provisions of section 450.1561 et seq. of the Michigan Business Corporation Act, as the same may be amended and supplemented, indemnify each director or officer of the corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions.

The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the corporation of both a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Michigan Business Corporation Act and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.

The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the Michigan Business Corporation Act. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.

The corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any proceeding within the scope of this Article, offered or assented to by the opposing party or parties and which is acceptable to the corporation, then notwithstanding any other provision of this Article, the indemnification obligation of the corporation in connection with such action, suit, or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

The corporation may, but need not, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the Michigan Business Corporation Act and of this Article subject to the imposition of such conditions or limitations as the board of directors of the corporation may deem necessary or appropriate.

The board of directors of the corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.

The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

ARTICLE VII

The number of directors of the corporation shall be such number not less than one (1) as the board of directors shall designate by resolution from time to time, except that in the absence of any such designation, such number shall be twenty. The board of directors shall be divided into three classes as nearly equal in number as possible. The directors of the first class (Class I) will serve until the 2007 annual meeting of the shareholders, and thereafter the directors of the first class will serve for a term of three years and until their successors are elected and qualified. The directors of the second class (Class II) will serve until the 2008 annual meeting of the shareholders, and thereafter the directors of the second class will serve for a term of three years and until their successors are elected and qualified. The directors of the third class (Class III) will serve until the 2009 annual meeting of the shareholders, and thereafter the directors of the third class will serve for a term of three years and until their successors are elected and qualified.

ARTICLE VIII

No director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (i) the amount of financial benefit received by the director to which the director is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. If the Michigan Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.

ARTICLE IX

Notwithstanding any other provisions of these articles of incorporation, no amendment to these articles of incorporation shall amend or repeal any or all of the provisions of Articles VI, VIII or this Article IX of these articles of incorporation, and the shareholders of the corporation shall not have the right to amend or repeal any or all provisions of the bylaws of the corporation, unless so adopted by the affirmative vote of the holders of more than three-fourths of the outstanding shares of stock of the corporation generally entitled to vote in the election of directors, considered for purposes of this Article IX as a class; provided, however, that in the event the board of directors of the corporation shall recommend to the shareholders the adoption of any such amendment of a nature described in this Article IX, the shareholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article IX as a class, may amend, modify or repeal any or all of such provisions.

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These restated articles of incorporation were duly adopted on August 10, 2006, in accordance with the provisions of section 642 of the Michigan Business Corporation Act, and were duly adopted by the sole shareholder of the corporation.

Signed this August 10, 2006.	LOTUS BANCORP, INC.

	By:	/s/ Satish Jasti
Satish Jasti, President